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EXHIBIT 10.26

                        SEPARATION AND RELEASE AGREEMENT

            WHEREAS, the employment of Patricia T. Boggs ("Employee") with Mercator Software, Inc. (the "Company") will terminate in accordance with the terms of this Agreement; and

            WHEREAS, the parties mutually agree to resolve any claims or disputes that may exist between them,

            THEREFORE, the parties agree as follows;

                  1. Employee's last day of active employment with the Company shall be November 17, 2000.

                  2. In addition to pay through her last day of active employment and pay for accrued but unused vacation time, the Company will pay Employee twelve (12) months salary, at her rate currently in effect, as severance pay. These payments will commence after the expiration of the revocation period set forth in paragraph 9 below, and will be through the Company's regular payroll, net of applicable deductions, in addition, Employee will be paid her targeted 2000 bonus of $l00,000, such bonus to be paid by January 15, 2001.

                  3. Employee may continue her group medical and dental insurance in accordance with the provisions of COBRA. The Company will pay for such coverage either for eighteen (18) months, or until Employee finds equivalent coverage, whichever occurs first. In addition the Company shall pay for Employee's present group life insurance for eighteen (18) months from the date hereof.

                  4. The Company will pay for three (3) months of outplacement services for Employee, such services to be provided by Right Management.

                  5. Employee shall give such assistance as may be reasonably required by the Company in any litigation the Company may be a party to and the Company shall reimburse the Employee for any out-of-pocket expenses Employee incurs in such litigation.
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Employee shall immediately turn over to the Company the items in her possession listed in Schedule 1 annexed hereto and made a part hereof. The Company shall indemnify and hold harmless Employee for any liability or expenses incurred as a result of Employee's being charged with or held liable for any actions taken as a part of or in connection with such litigation.

                  6. Employee shall retain possession and be granted ownership of the Company computer and printer currently in the Employee's home.

                  7. Employee recognizes that the payments and other benefits referred to in paragraphs 2, 3, and 4 include amounts and benefits above and beyond any amounts otherwise due her for services rendered or to be rendered or under the Company's general policies or programs. In consideration of and as a condition to these payments and other benefits, on behalf of herself, her heirs or her assigns, Employee hereby, to the extent allowed by law, releases and forever discharges the Company and all of its affiliates, present or former officers, directors, employees, agents, successors or assigns of and from any claim for future employment, and of and from all claims or causes of action or other demands whatsoever, which she ever had, now has, or hereafter can, shall or may have against the Company, known or unknown arising out of or related to her employment relationship with the Company or the termination of that relationship. The real or potential claims that Employee may be releasing under this Agreement include but are not limited to any claim that Company in any way discriminated against her on account of her race, color, religious creed, sex, age, marital status, national origin, ancestry, alienage, veteran status, present or past history of mental disorder, mental retardation or physical disability, or sexual preference as well as any claim that Company wrongfully terminated her employment or breached any express or implied employment contract, and any associated attorneys fees. Employee further understands that the claims that she may be releasing under this Agreement include any possible claims of age discrimination under state law and under the federal Age Discrimination in Employment Act, 29 U.S. Code ss. 621 et seq., for any events that took place up to the date of this Agreement.

                  9. Employee acknowledges and agrees that before signing or rejecting it she has been permitted at least twenty-one (21) days to consider whether to enter into


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this Agreement, and the consequences of such an Agreement, and that she has been encouraged by the Company to consult with an attorney to review this Agreement and its consequences and has done so.

                  10. Employee acknowledges and agrees that she may revoke this Agreement at any time up to and including the seventh (7th) day after she has executed it. Any such revocation must be in writing to the Company by the close of business on the date ending said revocation period. If revoked, this Agreement shall be null and void in its entirety.

                  11. As part of this Agreement, Employee shall refrain from taking action or making statements, written or oral, which either disparage or defame the goodwill or reputation of the Company, its directors, officers and employees or which could adversely affect the morale of other employees. The Company shall refrain from taking action or making statements, written or oral, which either disparage or defame the reputation of the Employee.

                  12. Except for informing her spouse and communicating with legal or financial advisers, and except as otherwise may be required by applicable law, Employee will keep confidential the terms and conditions of this Agreement. The Company will keep confidential the terms and conditions of this Agreement, except as required by applicable law or the provisions hereof

                  13. Employee recognizes and agrees that this Agreement is not intended to imply any wrongdoing on the Company's part with respect to her employment or its termination, or any other reason, and shall not constitute evidence of the same.

                  14. Employee's decision to enter into this Agreement is based solely on the mutual considerations described above and is wholly her free act and deed. Before signing this Agreement Employee has had the opportunity to carefully consider the terms and ramifications of the Agreement and the opportunity to consult with the advisors, legal or otherwise, which the Company has encouraged Employee to do.

                  15. if any terms of this Agreement are declared invalid by any court of competent jurisdiction, the Agreement shall be deemed amended by excluding the invalid term


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

or terms, and all remaining terms shall continue in full force and effect. Employee agrees to execute such amendments as may be necessary to accomplish the intent of this paragraph, which is to maintain in force all terms of this Agreement to the full extent permitted by law.

                  16. Employee represents and warrants that Employee has not flied any complaints, charges or proceedings asserting any claims against the Company or its parents, subsidiaries or affiliates, predecessors, successors or assigns, or its or their respective current and/or former partners, directors, trustees, shareholders/stockholders investors, officers, employees, attorneys and/or agents.

                  17. Employee is in possession of property, including but not limited to documents, materials and equipment, that is the property of the Company ("Company property"). Except for the Company property referred to in paragraph 6 hereof. Employee agrees to return to the Company at the execution of this Agreement the Company property, which includes but is not limited to all originals and copies, whether in electronic or other form and whether in draft or final form of: (i) trade secrets; (ii) confidential information; (iii) business or marketing plans or proposals; (iv) names, telephone numbers, contact names, addresses and/or business cards of Company prospects, customers and potential customers; (v) customer lists; (vi) prospect lists; (vii) customers contracts or proposals and other customer information; (viii) sales information;
(ix) pricing information; (x) quotes; (xi) projections; (xii) manuals; (xiii) files; (xiv) notes; all software programs and data compiled with the use of programs; diskettes or CD-roms and any information, tangible or intangible, stored thereon; and in addition; (i) cellular or mobile telephones; (ii) laptops, printers or any other computer hardware; (iii) credit cards; (iv) passwords; (v) telephone charge cards; (vi) building keys and passes; and any and all other information or property that is or was related to Employee's employment with the Company. Employee agrees that in the event that Employee discovers any other Company property or proprietary materials in Employee's possession after the execution of this Agreement, Employee will immediately return such materials to the Company.

                  18. Employee agrees not to reveal to any person or entity any Confidential Information. The term "Confidential Information" shall include, without limitation,


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any information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential and that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know how, techniques, systems, processes, engineering data, software programs, software code, works of authorship, customer lists, customer information, marketing or sales information, financial information, pricing information, business plans, projects, plans and proposals. Employee further shall maintain confidentiality concerning the dollar amount and all other terms of this Agreement. Other than as required pursuant to legal process, Employee will not discuss the same with anyone except Employee's immediate family and accountants or attorneys when such disclosure is necessary for them to render professional services. Nothing herein shall prohibit or bar Employee from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; except that in providing such testimony or making such disclosures or communications Employee will use her best efforts to ensure that this paragraph is complied with to the maximum extent possible.


      12/22/00                                /s/ Patricia T. Boggs
---------------------                -------------------------------------
        Date                               Patricia T. Boggs


                                               MERCATOR SOFTWARE

November 14, 2000                   By /s/ [Illegible]
---------------------                  -------------------------------------
     Date                           Its   Vice President, Human Resources


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                                   Schedule I

1.) Personal Notebook/Dairy: When we interviewed Pat, she said that she keeps a small notebook in which she writes notes to herself about meetings, projects, etc. She also stated that she was certain that that there are notes about the Carpet Once project in the notebook. She had one of these notebooks during our interview.

2.) Monthly status reports from consulting managers. In addition any key account reports, if these differ from the monthly status reports.

3.) Pat's monthly report to Connie Galley (if these contain any reference to the project). These were based on the monthly status reports that she received from the consulting managers.

4.) Any handwritten notes, files, etc. regarding the project. For example, Pat Boggs held conference calls with consulting managers twice a month and weekly staffing calls. To the extent that she has any notes, files, documents, etc. regarding the project, we would like them.

5.) All e-mails or documents on Pat's work computer, as well as her home computer regarding the project.


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